FOR IMMEDIATE RELEASE	NEWS
May 7, 2015	NYSE: NGS
Exhibit 99

 NGS Reports Year-over-Year Net Income Growth of 29%
First Quarter 2015 Earnings of 29 cents per Diluted Share

 MIDLAND, Texas May 7, 2015 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three months ended March 31, 2015.

Revenue: Total revenue was $24.7 million, an increase from $22.3 million, or 11%, for the three months ended March 31, 2015 compared to the same period ended March 31, 2014. This change was attributable to an increase of 10% in rental revenue to $20.6 million from $18.8 million and an almost $600,000 increase in sales revenue to $3.9 million for the period ended March 31, 2015 compared to the same three month period in 2014. Total revenue decreased between consecutive quarters by $2.4 million to $24.7 million from $27.1 million, mainly due to an expected decline in compressor sales.

Gross Margins: Total gross margin for the three months ended March 31, 2015 increased 18% to $14.2 million from $12.0 million for the same period ended March 31, 2014. Overall gross margin percentage was 57% for the three months ended March 31, 2015 and 54% for the same period ended March 31, 2014. The difference in gross margin percentages between quarters was driven by higher gross margins from our rental operations. Sequentially, gross margin decreased $700,000 to $14.2 million from $14.9 million as a result of the slowdown in compressor sales.

Operating Income: Operating income for the three months ended March 31, 2015 was $5.8 million, up 33% from the comparative prior year's level of $4.4 million. The increase was due to higher total sales revenues, increased rental revenue and stronger rental gross margins in the current quarter. Sequentially, operating income decreased to $5.8 million for the three months ended March 31, 2015 from $6.7 million in the period ended December 31, 2014, primarily due to lower compressor sales between the periods.

Net Income:  Net income for the three months ended March 31, 2015 increased 29% to $3.7 million, when compared to net income of $2.9 million for the same period in 2014, and increased to 15% of revenue from 13%.  This increase was attributable to higher revenues in all segments. Sequentially, net income decreased approximately $300,000 to $3.7 million from $4.0 million, but remained flat at 15% of revenue. This is decrease is because of lower compressor sales between the periods.

Earnings Per Share:  Comparing the first quarter of 2015 versus 2014, earnings per diluted share was 29 cents, up from 23 cents.  Diluted earnings per share decreased to 29 cents from 32 cents, between sequential quarters.

EBITDA:  EBITDA increased 23% to $11.6 million or 47% of revenue for the three months ended March 31, 2015 versus $9.4 million or 42% of revenue for the same three months ended March 31, 2014. EBITDA decreased approximately $800,000 in the sequential quarters, but relative to revenue increased to 47% from 46%. Please see discussion of Non-GAAP Financial Measures, below.

Cash Flow: At March 31, 2015, cash and cash equivalents were $8.6 million; working capital was $43.5 million with a total debt level of $417,000, all of which was classified as long term. Positive net cash flow from operating activities was $11.6 million during the first three months of 2015.

Commenting on first quarter 2015 results, Stephen C. Taylor, President and CEO, said:
“We are pleased with our performance during this first quarter, especially the growth we achieved compared to the first quarter of 2014. As anticipated, our quarterly compressor sales slowed due to the contraction of our customer’s capital spending. Rental gross margins continued strong this quarter and our EBITDA and Net Income metrics, with respect to revenue, grew. Looking forward, 2015 will be a more challenging year and while we expect pricing and utilization pressure, we are focused on our costs and maintaining our service response to our customers. Cash flow from operations was exceptionally strong this quarter and we anticipate appreciable growth in free cash flow and our balance sheet cash throughout the year.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each of our business lines for the three months ended March 31, 2015 and 2014.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended March 31,				Three months ended March 31,
	2015		2014		2015		2014
	(in dollars)
Rental	$20,603	83%	$18,789	84%	$12,876	62%	$10,833	58%
Sales	3,912	16%	3,338	15%	1,099	28%	1,103	33%
Service & Maintenance	226	1%	195	1%	188	83%	111	57%
Total	$24,741		$22,322		$14,163	57%	$12,047	54%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Financial Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended March 31,
	(in thousands)
	2015	2014
Net income	$3,694	$2,856
Interest expense	3	2
Provision for income taxes	2,132	1,509
Depreciation and Amortization	5,788	5,042
EBITDA	11,617	9,409
Other operating expenses	2,588	2,643
Other (income) expense, net	(42)	(5)
Gross margin	$14,163	$12,047

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, May 7, 2015 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2015.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$8,620	$6,181
Trade accounts receivable, net of allowance for doubtful accounts of $670 and $507, respectively	9,629	10,408
Inventory, net	27,478	32,624
Prepaid income taxes	5,007	6,242
Prepaid expenses and other	426	472
Total current assets	51,160	55,927
Rental equipment, net of accumulated depreciation of $111,538 and $106,179, respectively	209,807	208,292
Property and equipment, net of accumulated depreciation of $10,776 and $10,830 respectively	8,802	7,362
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,288 and $1,257, respectively	1,871	1,902
Other assets	41	41
Total assets	$281,720	$283,563
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	2,325	4,990
Accrued liabilities	2,963	6,624
Current income tax liability	1,501	851
Deferred income	907	1,635
Total current liabilities	7,696	14,100
Line of credit, non-current portion	417	417
Deferred income tax liability	58,895	58,304
Other long-term liabilities	148	155
Total liabilities	67,156	72,976
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,578 and 12,466 shares issued and outstanding, respectively	126	124
Additional paid-in capital	95,346	95,065
Retained earnings	119,092	115,398
Total stockholders' equity	214,564	210,587
Total liabilities and stockholders' equity	$281,720	$283,563

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2015	2014
Revenue:
Rental income	$20,603	$18,789
Sales, net	3,912	3,338
Service and maintenance income	226	195
Total revenue	24,741	22,322
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	7,727	7,956
Cost of sales, exclusive of depreciation and amortization stated separately below	2,813	2,235
Cost of service and maintenance, exclusive of depreciation and amortization stated separately below	38	84
Selling, general, and administrative expense	2,588	2,643
Depreciation and amortization	5,788	5,042
Total operating costs and expenses	18,954	17,960
Operating income	5,787	4,362
Other income (expense):
Interest expense	(3)	(2)
Other income	42	5
Total other income (expense)	39	3
Income before provision for income taxes	5,826	4,365
Provision for income taxes	2,132	1,509
Net income	$3,694	$2,856
Earnings per share:
Basic	$0.30	$0.23
Diluted	$0.29	$0.23
Weighted average shares outstanding:
Basic	12,504	12,373
Diluted	12,713	12,692

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Three months ended
	March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,694	$2,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,788	5,042
Deferred income taxes	591	40
Stock based compensation	794	749
Bad debt allowance	160	49
Gain on disposal of assets	(44)	—
Changes in current assets and liabilities:
Trade accounts receivables, net	619	94
Inventory, net	5,146	1,068
Prepaid expenses	1,184	1,578
Accounts payable and accrued liabilities	(6,229)	(781)
Current income tax liability	307	(289)
Deferred income	(728)	(742)
Other	—	(6)
Tax benefit from equity compensation	343	(43)
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,625	9,615
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,712)	(13,439)
Proceeds from sale of property and equipment	44	—
NET CASH USED IN INVESTING ACTIVITIES	(8,668)	(13,439)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(7)	(9)
Repayments of line of credit	—	(80)
Proceeds from exercise of stock options	492	34
Taxes paid related to net share settlement of equity awards	(660)	—
Tax benefit from equity compensation	(343)	43
NET CASH USED IN FINANCING ACTIVITIES	(518)	(12)
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,439	(3,836)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,181	24,443
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,620	$20,607
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3	$2
Income taxes paid	$—	$—